Exhibit 10.28

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of April 16, 2007 (“Escrow Agreement”), is by and between Peak International Limited, a Bermuda corporation (the “Company”); Chris Buckley, an officer of the Company (“Officer”); and Wykowski and Associates, a law firm with its place of business in San Francisco, CA, as Escrow Agent hereunder (“Escrow Agent”).

BACKGROUND

A. The Company and Officer have entered into an Employment Agreement (as amended, the “Employment Agreement”), dated as of July 7, 2006 as amended on October 23, 2006, a copy of which is attached hereto as Exhibit A, which defines the terms of the employment relationship between the Company and the Officer. The Employment Agreement provides that, in the event the Officer’s employment with the Company is terminated by the Company for convenience in lieu of 3 month written notice, and for any reason other than as a result of a material breach of the Company’s Code of Ethics, the Officer shall be entitled to a severance payment in an amount not more than $45,000 (the “Severance Payment”).

B. The Company’s management may seek a merger of the Company with another corporation. To ensure the Officer is properly paid amounts that may, in the future, become payable to the Officer pursuant to the Employment Agreement, the Company shall deposit an amount equal to the Severance Payment, which shall constitute the Escrow Funds, in a segregated escrow account to be held by Escrow Agent.

C. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

D. In order to establish the escrow of funds and to effect the provisions of the Employment Agreement, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

“Company Representative” shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by the Company and delivered to Escrow Agent and the Officer in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

“Escrow Funds” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, and shall not include any interest and other income thereon.

“Escrow Period” shall mean the period commencing on the date hereof and ending on the applicable termination date set forth on Schedule A hereto.

“Insolvent” small mean (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

“Joint Written Direction” shall mean a written direction executed by a Company Representative and the Officer directing Escrow Agent to take or refrain from taking an action pursuant to this Escrow Agreement.

“Officer Certificate” shall mean a certificate, in the form attached hereto as Exhibit B, executed by the Officer and directing Escrow Agent to disburse the Escrow Funds.

2. Appointment of and Acceptance by Escrow Agent. The Company and the Officer hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.

3. Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Escrow Agreement, the Company will transfer the Escrow Funds in the amount set forth on Schedule A hereto to Escrow Agent, by wire transfer of immediately available funds, to the account of the Escrow Agent referenced on Schedule A hereto. The Escrow Funds shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes as set forth in this Escrow Agreement. The Officer and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in the Escrow Funds. Any rights created under this Escrow Agreement shall be mere unsecured contractual rights of the Officer. The Escrow Funds held by the Escrow Agent will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency.

4. Disbursements of Escrow Funds. Escrow Agent shall disburse Escrow Funds only in the event the Officer’s employment with the Company is terminated by the Company for convenience in lieu of 3 month written notice, and for any reason other than as a result of a material breach of the Company’s Code of Ethics.

To evidence the fulfillment of the condition to payment and release of the Escrow Funds and as a condition to Escrow Agent’s duty to disburse the Escrow Funds, the Officer shall deliver a duly executed Officer Certificate. Such Officer Certificate shall contain wiring instructions or an address to which a check shall be sent. Upon the expiration of the Escrow Period, Escrow Agent shall distribute, as promptly as practicable, any remaining Escrow Funds in the manner described on Schedule A, without any further instruction or direction from the Company, any Company Representative, or the Officer.

In the event the Escrow Funds are paid to the Officer in accordance with this Section 4, the Officer shall have the sole responsibility to pay all applicable state and federal taxes, including all applicable withholding taxes, on amounts paid to the Officer. The Escrow Agent shall not be responsible for withholding any amounts on behalf of the Officer.

At the end of the Escrow Period, all interest and earnings on the Escrow Funds shall be returned to the Company.

All disbursements of funds from the Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties (as defined below) pursuant to Section 10 and Section 11 below.

5. Suspension of Performance; Disbursement Into Court. If, at any time, (i) there shall exist any dispute between the Company or the Officer with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Company Representatives and the Officer have not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to the Company, the Officer, the Company’s shareholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

6. Investment of Funds. The Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule A hereto. With the execution of this document, the parties hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by the parties to this Escrow Agreement. The parties hereto acknowledge that they have discussed the investment and are in agreement as to the selected investment. The Company and the Officer may provide instructions to the Escrow Agent changing the investment of the Escrow Funds (subject to applicable minimum investment requirements) by the furnishing of a Joint Written Direction to the Escrow Agent; provided, however, that no investment or reinvestment may be made except in the following:

a. direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America;

b. certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

c. repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or

d. any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.

e. money market accounts of any bank, trust company, or national banking association (including Escrow Agent and its affiliates).

If Escrow Agent has not received a Joint Written Direction at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no Joint Written Direction has been received, in investments described in clause (d) or (e) above. Each of the foregoing investments shall be made in the name of Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than three (3) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Company or the Officer, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall be the property of the Company and shall not become part of the Escrow Funds; provided however, investment earnings shall be used to offset investment losses. Investment losses, to the extent not offset by investment earnings, shall be charged against the Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. With respect to any Escrow Funds received by Escrow Agent after ten o’clock, a.m., Pacific Time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in San Francisco, CA are open for business. Notwithstanding any powers granted to Escrow Agent pursuant to this Escrow Agreement or to applicable law, Escrow Agent shall not have any power that could give the Escrow or Escrow Funds the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code of 1986, as amended.

7. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Company and the Officer specifying a date when such resignation shall take effect. Upon any such notice of resignation, a Company Representative and the Officer jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8. Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall not be liable for any act which the Escrow Agent may do or omit to do hereunder, or for any mistake of fact or law, or for any error of judgment, or for the misconduct of any employee, agent or attorney appointed by it, while acting in good faith, unless caused by or arising from its own gross negligence or willful misconduct. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Employment Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Company shall be solely responsible for and shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. The Officer shall not be responsible for any such payments.

The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, the Company, solely and without contribution from the Officer, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Company or the Officer, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Company. The obligations of the Company under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. The Officer shall not be responsible for any payments under this Section 9.

The parties agree that neither the payment by the Company of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Company and the Officer, the respective rights and obligations of the Company, on the one hand, and the Officer, on the other hand, under the Employment Agreement.

10. Fees and Expenses of Escrow Agent. The Company shall, without contribution by the Officer, compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable solely by the Company upon demand by Escrow Agent. The obligations of the Company under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. Escrow Agent is authorized to, and may, disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 9 hereof). Escrow Agent shall notify the Company Representatives and the Officer of any disbursement from the Escrow Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the Company Representatives and the Officer copies of all related invoices and other statements. The Officer, the Company and the Representatives hereby grant to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Funds to secure all obligations with respect to the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds. If for any reason funds in the Escrow Funds are insufficient to cover such compensation and reimbursement, the Company shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

11. Representations and Warranties. The Company makes the following representations and warranties to Escrow Agent:

(i) It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

(ii) This Escrow Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(iii) The execution, delivery, and performance of this Escrow Agreement is in accordance with the Employment Agreement and will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including without limitation the Employment Agreement, to which it is a party or any of its property is subject.

(iv) The applicable persons designated on Schedule A hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as the Representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party.

(v) No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

(vi) The Company represents and warranties that the Escrow Agent may act, pursuant to Section 4 hereof, solely upon a duly executed Officer’s Certificate. The Escrow Agent does not need to receive a written instruction from the Company to act under Section 4 hereof, if it has received a duly executed Officer’s Certificate.

(vii) All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

12. Insolvency of the Company. Escrow Agent shall not pay the Escrow Funds to the Officer if the Company is Insolvent. The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform Escrow Agent in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to Escrow Agent that the Company has become Insolvent, Escrow Agent shall determine whether the Company is Insolvent and, pending such determination, Escrow Agent shall not make any payments under Section 4 hereof. If at any time Escrow Agent has determined that the Company is Insolvent, Escrow Agent shall hold the Escrow Funds for the benefit of the Company’s general creditors. Nothing in this Escrow Agreement shall in any way diminish any rights of the Officer to pursue his rights as a general creditor of the Company with respect to benefits due pursuant to this Escrow Agreement, the Employment Agreement or otherwise.

13. Identifying Information. The Company and the Officer acknowledge that a portion of the identifying information set forth on Schedule A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and the Company and the Officer agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. The Company and the Officer each represent that all identifying information set forth on Schedule A, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

14. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the Northern District of California shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that a superior court in San Francisco County, California shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

15. Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice.

16. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by a Company Representative, the Officer and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

17. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

18. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without giving effect to the conflict of laws principles thereof.

19. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

20. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Company, the Officer and Escrow Agent. Escrow Funds payable to the Officer under the terms of this Escrow Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subject to attachment, garnishment, levy, execution or other legal or equitable process.

21. Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

22. Termination. Upon the first to occur of the termination of the Escrow Period, the disbursement of all amounts in the Escrow Funds pursuant an Officer Certificate or the disbursement of all amounts in the Escrow Funds into court pursuant to Section 5 or Section 8 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

23. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Company and become pecuniarily interested in any transaction in which the Company or the Officer may be interested, and contract and lend money to the Company or the Officer and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Company or the Officer or for any other entity.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

PEAK INTERNATIONAL LIMITED

By:	/s/ John Supan
Title: Vice President, CFO

OFFICER

/s/ Chris Buckley
Chris Buckley

Wykowski & Associates as Escrow Agent

By:

Title:

SCHEDULE A

1.	Escrow Funds.

Escrow Funds amount:	$45,000

2.	Escrow Agent Fees.

Acceptance Fee:	$1000
Annual Escrow Fee:	$500
Out-of-Pocket Expenses:	$
[Transactional Costs]:	$
Deposit for potential fee/costs	$15,000

The Acceptance Fee and the Annual Escrow Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

3.	Taxpayer Identification Numbers.

The Company:

Officer:

4.	Termination and Disbursement. Unless earlier terminated by the provisions of the Escrow Agreement, the Escrow Period will terminate on April 15, 2008. Any Escrow Funds remaining on such date shall be distributed 100% to the Company in accordance with Section 4 of the Escrow Agreement.

5.	Investment Instructions

Escrowed funds will be deposited in a money market fund with a major financial institution such as Charles Schwab & Co. All interest on, and fees and costs associated with, the Escrow shall be borne or credited to the Company.

6.	Representatives.

The following person is hereby designated and appointed as Company Representative under the Escrow Agreement:

John Supan
Name	Specimen signature

7.	Representative Information. The following information should be provided to Escrow Agent separately by each Representative and any future Representative:

1. Date of Birth

2. Address

3. Mailing Address, if different

4. Social Security Number:

8.	Notice Addresses.

Principal Place of Business, if different
If to the Company at:

Peak International Limited

Flat E&F, 19/F., CDW Building

388 Castle Peak Road

Tsuen Wan, N.T., Hong Kong

ATTN: John Supan

Facsimile: (852) 2498 5382

Telephone: (852) 3193 6268

E-mail: John_Supan@peak.com.hk

If to Officer at:	Chris Buckley Address: ATTN: Facsimile: Telephone: E-mail:

If to the Escrow Agent at:	Wykowski & Associates 235 Montgomery Street San Francisco, CA 94104 ATTN: Henry Wykowski Facsimile: 415 788 4546

EXHIBIT A

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

between

PEAK RESOURCES SINGAPORE PTE LTD

(SUBSIDIARY OF PEAK INTERNATIONAL LIMITED)

and

Chris Buckley

Dated July 7, 2006 and October 23, 2006

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

Peak International Limited

Flat E&F, 19/F., CDW Building,

388 Castle Peak Road

Tsuen Wan, N.T., Hong Kong

Facsimile: (852) 2498 5382

Wykowski & Associates

235 Montgomery Street

San Francisco, CA 94104

ATTENTION: Henry Wykowski

Facsimile: 415 788 4546

Pursuant to the terms of that certain Employment Agreement dated as of July 7, 2006 as amended on October 23, 2006 (the “Employment Agreement”) between the undersigned and Peak International Limited or a subsidiary thereof (the “Company”) and pursuant to the terms of that certain Escrow Agreement dated as of April 16, 2007 (the “Escrow Agreement”) between the undersigned, the Company and Wykowski & Associates, (the “Escrow Agent”), the undersigned certifies that the payment obligation contained in the Employment Agreement and in Section 4 of the Escrow Agreement has been triggered because my employment with the Company was terminated by the Company for convenience in lieu of 3 month written notice, and for reason(s) other than as a result of a material breach of the Company’s Code of Ethics.

I have signed and delivered to the company a duplicate original of the General Release attached hereto and made a part hereof.

In compliance with Section 4 of the Employment Agreement, I represent and warrant that (A) no portion of the escrowed funds payable to me constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar or successor provision, or (B) the following lesser amount of the escrowed funds may be paid to me and shall not constitute “parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code US$            , which amount has been reviewed and agreed to by the Company’s independent accountants. If no dollar amount is inserted in (B) above, then Escrow Agent shall pay the full amount of the Escrowed funds to the Officer. If a lesser amount is inserted in (B) above, then Escrow Agent shall pay such lesser amount to the Officer.

Escrow Agent is hereby instructed to pay the Escrow Funds (as defined in the Escrow Agreement) to the Officer by [wire proceeds to the following account/mail a check to the following address].

Dated: ____________	_______________________________

GENERAL RELEASE

[Insert Date]

I, Chris Buckley, hereby release Peak International Limited (the “Company”) of certain duties and obligations and waive any rights or remedies that I may have against the Company as provided in this letter. This letter is delivered pursuant to the Employment Agreement entered into between the Company and me dated July 7, 2006 as amended on October 23, 2006 (the “Employment Agreement”).

In consideration of the promises and mutual covenants contained in the Employment Agreement, and for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, I hereby:

1.	release and discharge the Company and its subsidiaries, and each of their respective past and present officers, directors, shareholders, managers, employees and agents, and their respective successors and assigns (collectively the “Released Parties”), from any and all claims or demands, that I may have, whether past, present or future, against the Released Parties, statutory or otherwise, to the fullest extent permissible by law; and

2.	waive the obligations, duties and liabilities that the Company may have, whether past, present or future, statutory or otherwise, to the fullest extent permissible by law; arising out of or relating in any way to my employment with or termination of my employment with the Company.

This letter shall be governed by, subject to and construed and enforced pursuant to the terms and conditions of the Employment Agreement.

Signature